Exhibit 10.2

FELCOR LODGING TRUST INCORPORATED
FELCOR LODGING LIMITED PARTNERSHIP

February 10, 2017

Steven R. Goldman
[address]

Re:    Change in Control and Severance Agreement

Dear Steve:

FelCor Lodging Trust Incorporated, a Maryland corporation (“FelCor”), and FelCor Lodging Limited Partnership, a Delaware limited partnership (“FelCor LP”), and their respective subsidiaries (collectively, the “Company”), consider it essential and in the best interests of FelCor’s shareholders and the partners of FelCor LP to foster the continued employment of key management personnel. In this connection, the Board of Directors of FelCor (the “Board”) recognizes that, as is the case with many publicly held corporations, the possibility of a change of control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders and/or partners.

The Board has determined that it is appropriate and in the best interests of the shareholders of FelCor and the partners in FelCor LP that steps be taken to encourage the continued attention and dedication of members of the Company’s senior management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company, although no such change is currently anticipated or contemplated.

In order to induce you to remain in the employ of the Company and in consideration of your agreements set forth in Section 3 hereof, the Company agrees that you shall receive the benefits specified in this letter agreement (this “Agreement”) upon a “Change in Control of the Company” (as defined in Section 2 hereof) and in the event of the termination of your employment with the Company, under certain circumstances, subsequent to such a Change in Control of the Company.

1.Term of Agreement. This Agreement shall become effective as of the date hereof (“Commencement Date”) and shall continue in effect through the your Date of Termination (as such term is defined in the Employment Agreement between FelCor and you, dated as of the date hereof.
2.Definitions. You shall not be entitled to any benefit under or by virtue of this Agreement (except as expressly provided in Section 8 hereof) unless a Change in Control of the Company (as defined below) shall occur during the term of this Agreement.
(a)    Change in Control of the Company. For all purposes of this Agreement, a “Change in Control of the Company” shall be deemed to have occurred upon the occurrence of any of the events described in subparagraphs (i), (ii), (iii) or (iv) below:
(i)    Any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than an employee benefit plan of the Company or a trustee holding securities under an employee

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benefit plan of the Company, is or becomes the “beneficial owner “ (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 35% or more of the Company’s outstanding securities then having the right to vote in elections of persons to the Board, regardless of the comparative voting power of any such securities and regardless of whether or not the Board shall have approved the acquisition or ownership of any such securities by such person; or
(ii)    A majority of the Board shall be comprised of persons (A) designated by any person(s) who shall have entered into an agreement with the Company to effect a transaction of the type described in subparagraphs (i) or (iii) hereof or (B) other than those persons constituting the Board on the Commencement Date and those other persons whose election by the Board, or nomination for election by the shareholders of the Company to the Board, was approved by a vote of at least two-thirds of the directors constituting the Board on the Commencement Date or whose election by or nomination for election to the Board was previously so approved; or
(iii)    The holders of securities of the Company entitled to vote thereon shall approve either:
(A)    A merger or consolidation of the Company with any other corporation, regardless of which entity is the surviving or resulting entity, other than a merger or consolidation which:
(I)    would result in those securities of the Company outstanding immediately prior to such merger or consolidation and then having the right to vote in elections of persons to the Board continuing immediately after such merger or consolidation to represent (either by remaining outstanding or by being changed or converted into securities of the surviving or resulting entity) at least 65% of the surviving or resulting entity’s outstanding securities then having the right to vote in elections of persons to the Board; or
(II)    in purpose and effect is the functional equivalent of an asset acquisition by the Company and in which the senior executive officers of the Company (specifically including, without limitation, the President and each Executive Vice President and Senior Vice President and each person designated as the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer) immediately prior to such merger or consolidation will continue, upon the effectiveness thereof, to serve in the same capacities with the surviving or resulting entity, without change in their respective positions, responsibilities, powers, compensation and benefits; or
(B)    A plan or agreement under which all or substantially all of the Company’s assets would be liquidated, distributed, sold or otherwise disposed of (otherwise than by leases entered into in the ordinary and normal course of business); or
(iv)    The Compensation Committee of the Board shall adopt a resolution to the effect that, in the judgment of such committee, as a consequence of any one or more transactions or events or series of transactions or events, that a change in control of the Company has effectively occurred. The Compensation Committee of the Board shall be entitled to exercise its sole and absolute discretion in exercising its judgment and in the adoption of such resolution, whether or not any such transaction(s) or event(s) might be deemed, individually or collectively, to satisfy any of the criteria set forth in subparagraphs(i) through (iii) above.
(b)    Potential Change in Control of the Company. For all purposes of this Agreement, a “Potential Change in Control of the Company” shall be deemed to have occurred upon the occurrence of any of the events described in subparagraphs (i), (ii), (iii) or (iv) below:
(i)    The Company enters into an agreement or letter of intent with respect to any transaction which, if consummated, would result in the occurrence of a Change in Control of the Company; or
(ii)    Any person (including the Company) publicly announces that it intends to take, or is considering taking, any action which, if consummated, would result in the occurrence of a Change in Control of the Company; or
(iii)    Any person or group, other than an employee benefit plan of the Company or a trustee holding securities under an employee benefit plan of the Company, that is or becomes the beneficial owner, directly or indirectly, of 9.9% or more of the Company’s outstanding securities then having the right to vote in elections of persons to the Board, increases its beneficial ownership of such securities by 5% or more over the percentage so owned by such person or group on the Commencement Date; or
(iv)    The Compensation Committee of the Board shall adopt a resolution to the effect that, for purposes of this Agreement, a potential change in control of the Company has effectively occurred. The Compensation Committee of the Board shall be entitled to exercise its sole and absolute discretion in the adoption of such resolution, whether or not any transaction(s) or event(s) have occurred that might be deemed, individually or collectively, to satisfy any of the criteria set forth in subparagraphs (i) through (iii) above.
(c)    Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence, following a Change in Control of the Company, of any of the following circumstances, unless (A) you have expressly consented thereto in writing or (B) all such circumstances shall have been fully corrected prior to the “Date of Termination” specified in the “Notice of Termination” (as defined in Subsections 5(d) and 5(c), respectively) given in connection with such circumstances:
(i)    The assignment to you of any duties materially inconsistent with your status as a senior executive officer of the Company or any substantial reduction in or restriction upon the nature, status or extent of your responsibilities or authority, as compared to the nature, status and extent of your responsibilities and authority in effect immediately prior to such Change in Control of the Company;
(ii)    A material reduction by the Company in your annual base salary, as in effect immediately prior to such Change in Control of the Company, except for across-the-board salary reductions similarly affecting all executives of the Company and all executives of any person(s) then in control of the Company;
(iii)    The relocation of the office where you are required to perform your duties for the Company to a location more than 25 miles from the location of such office immediately prior to such Change in Control of the Company, or the imposition upon you of other travel requirements materially inconsistent with your normal business travel practices immediately prior to such Change in Control of the Company;

(iv)    The failure of the Company, without your prior written consent, to pay to you any material portion of your then current compensation, or any material portion or installment of deferred compensation under any deferred compensation program of the Company, in each case within five days of the date such payment is due;
(v)    The failure of the Company to continue in effect any material compensation or benefit plan (including but not limited to any stock option, stock grant, bonus, income deferral, insurance, paid vacation plan or policy or other material fringe benefit or benefit plan) in which you were a participant immediately prior to the Change in Control of the Company, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure of the Company to continue your participation in any such plan (or in any such substitute or alternative plan) on a basis no less favorable to you, both in terms of the actual amount of benefits provided to you and in your level of participation therein relative to other participants, than in effect immediately prior to such Change in Control of the Company;
(vi)    The failure of the Company to obtain, prior to the effectiveness of any succession to all or substantially all of the business and/or assets of the Company, the express assumption and agreement of any successor entity to pay and perform all of the obligations of the Company under this Agreement, as contemplated by Section 8(a) hereof;
(vii)    The occurrence of any event or circumstance that would constitute “Good Reason” (as such term is defined in the Employment Agreement); or
(viii)    Any purported termination of your employment by the Company which is not for “Cause” (as defined in Subsection 5(a) hereof) or which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection 5(c) hereof; for purposes of this Agreement, no such purported termination shall be effective.
(d)    Severance Payment Date. For purposes of the Agreement, the “Severance Payment Date” shall mean with respect to a particular payment a date not more than five days following your Date of Termination; provided, however, that if you are a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Severance Payment Date with respect to such payment shall be the date that is the six-month anniversary of your Date of Termination to the extent such delay is necessary to avoid tax penalties and interest under Section 409A.
Your right to terminate your employment pursuant to this Agreement for Good Reason shall not be affected by your incapacity due to physical or mental impairment. Your continued employment shall not be deemed or construed to constitute your consent to, or waiver of rights with respect to, any circumstance constituting Good Reason hereunder, subject to the requirements of Subsection 5(b) hereof.

3.Agreement to Continue Employment. You agree that, in the absence of Good Reason and subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control of the Company, you will remain in the employ of the Company (or of the subsidiary thereof by which you are employed at the date such Potential Change in Control of the Company occurs) at least until the earliest to occur of (a) the first anniversary of the Potential Change in Control of the Company, (b) the date which is six months following a Change in Control of the Company, (c) the date that such Potential Change in Control of the Company is terminated or becomes unlikely to occur, as reasonably determined by the Board, and (d) the termination by you of your employment for reasons of “Disability” (as defined in the Employment

Agreement) or your voluntary resignation after you have reached the age of 65 and have completed at least 5 years of service with the Company.
4.Acceleration of Vesting upon a Change in Control. Upon the occurrence of a Change in Control of the Company:
(a)    All shares of common stock of the Company (“Company Shares”) theretofore issued and outstanding or Company Shares issuable to you, under any one or more of the restricted stock, restricted stock units and/or stock option plans at any time maintained by the Company (“Option Plans”), as restricted stock or outstanding restricted stock units (or otherwise subject to forfeiture upon certain conditions) shall become fully and irrevocably vested, shall be immediately settled and all possibility of forfeiture thereof shall terminate, and the certificates evidencing all of such Company Shares shall be delivered to you on the day next following a Change in Control of the Company;
(b)    All outstanding options or other rights to purchase Company Shares theretofore issued to you under any one or more of the Option Plans, whether or not then currently vested or exercisable, shall become fully and irrevocably vested and exercisable, and may thereafter be exercised in accordance with the Option Plans under which they were issued and any and all agreements with you in connection therewith; and
(c)    All other compensation and benefits to which you are then entitled, subject to the satisfaction of certain vesting or similar requirements, under any other employee benefit, deferred compensation or other similar plan (other than any plan that is intended to be qualified under Section 401(a) of the Code) shall become fully and irrevocably vested under the terms of such plans and all possibility of forfeiture thereof shall terminate.
(d)    Notwithstanding anything in this Section 4 to the contrary, in the event such Change in Control occurs (i) on the Commencement Date you shall not be entitled to any of the accelerated vesting set forth in this Section 4, (ii) on or after the 18 month anniversary of the Commencement Date, you shall be entitled to all of the accelerated vesting set forth in this Section 4 and (iii) on a date that falls between the Commencement Date and the 18 month anniversary of the Commencement Date, then the accelerated vesting to which you are entitled pursuant to this Section 4 shall be determined by pro-rating such accelerated vesting in respect of each equity award, compensation or benefit (applied equally across all installments or tranches of such award) by applying a fraction (the “Acceleration Percentage”), the numerator of which is the number of days in the period commencing on the Commencement Date and ending on the date of such Change in Control and the denominator of which is 548; provided, however, that in the event the Company’s total stockholder return (stock price appreciation, plus distributions made, over a defined period of time) (“TSR”) for the Adjustment Period (defined below) equals or exceeds 15%, then the Acceleration Percentage shall be increased by 10 percentage points for every incremental 50 basis points of incremental TSR; provided, further, however, that the Acceleration Percentage shall in no event exceed 100%. The Adjustment Period shall be the period commencing on the Commencement Date and ending on the fifth trading day following the first public announcement by the Company of the definitive material terms of the transaction that results in the Change in Control. TSR for the Adjustment Period shall be determined with reference to the weighted-average trading price of Company Shares for the twenty trading days immediately preceding the Commencement Date and the weighted-average trading price of shares of the Company’s common stock for the five trading days immediately preceding the last day of the Adjustment Period. As an illustration of the application of this Section 4(d), if the Executive had an unvested restricted stock unit for 1,000,000 Company Shares scheduled to vest in two equal tranches of 500,000 Company Shares on each of February 15, 2018 and February 15, 2019 and the Change in Control occurred 274 days following the Commencement Date, then, assuming the TSR for the Adjustment Period was below 15%, 50% of such restricted stock unit would vest as of the Change in Control, with such acceleration being applied to 250,000 Company Shares in each of the outstanding unvested tranches. In the event the TSR for the Adjustment Period were 16%, the Acceleration Percentage would be equal to 70%.
5.Termination Following Change in Control. If any Change in Control of the Company shall have occurred, you shall thereafter be entitled to the payment and benefits provided in Subsection 6(b) hereof upon the termination of your employment by the Company during the term of this Agreement, provided that such termination is (i) effected by the Company otherwise than for Cause (as defined below) or by reason of Disability (as defined in the Employment Agreement), or (ii) effected by you for Good Reason.
(a)    Cause. The Company shall be entitled to terminate your employment for “Cause” if you engage in willful and continued misconduct or in the willful and continued failure to substantially perform your duties with the Company (other than due to physical or mental illness); provided, however, that prior to any such termination you shall have been given written notice by the Company setting forth in reasonable detail the nature of such misconduct or failure and you shall have continued to engage in such misconduct or failure for at least thirty days following the giving of such notice by the Company. For purposes of this Subsection, no act, omission, or failure to act, on your part shall be deemed “willful” unless done, omitted, or refused to be done, by you not in good faith and without reasonable belief that your action, omission or refusal to act, was in the best interest of the Company.
(b)    Voluntary Resignation. After a Change in Control of the Company, upon the occurrence of any circumstance constituting Good Reason, you shall be entitled to terminate your employment by voluntary resignation given at any time during the two years immediately following the occurrence of such Change in Control of the Company hereunder by providing the Company with your Notice of Termination within the 90-day period immediately following the initial existence of such circumstance, in which event, if the Company has not remedied the circumstance constituting Good Reason on or before the Date of Termination, your employment shall terminate and you shall be entitled to all of the payment and benefits provided in Subsection 6(b) hereof from and after the Date of Termination. No such resignation shall be deemed or construed to constitute a breach of any contract or agreement of employment between you and the Company.
(c)    Notice of Termination. Any purported termination of your employment by the Company or by you shall be communicated by a written Notice of Termination from the party seeking termination to the other party hereto given in accordance with Section 9 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate (i) the specific termination provision(s) of this Agreement being relied upon in respect of such termination, (ii) shall set forth, in reasonable detail, the facts and circumstances claimed to provide a basis for termination of your employment under the termination provision(s) so indicated and (iii) shall set forth the Date of Termination in accordance with Subsection (e) below.
(d)    Date of Termination, etc. “Date of Termination” shall mean:
(i)    If your employment is terminated for Disability, the Date of Termination as defined in your Employment Agreement.
(ii)    If your employment is terminated pursuant to Subsection (a) or (b) above, the later of (x) the date specified in the Notice of Termination (which, in the case of a termination pursuant to Subsection (a) above, shall not be less than thirty nor more than sixty days following the date such Notice of Termination is given) and (y) the date that you cease to provide services to the Company, provided that in the case of a termination pursuant to Subsection (b), such date occurs within two years following the initial existence of one or more of the circumstances constituting Good Reason arising without your consent;
provided, however, that if within fifteen days after any Notice of Termination is given, or (if later) prior to the Date of Termination set forth in such Notice of Termination, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the later of (i) the date on which the dispute is finally resolved, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected) and (ii) the date that you cease to provide services to the Company; provided, further, however, that the Date of Termination shall be extended by a notice of dispute hereunder only if such notice is given in good faith with respect to a bona fide dispute and the party giving such notice pursues the resolution of such dispute in good faith and with reasonable diligence. Notwithstanding the pendency of any such dispute, you shall remain an employee of the Company, and the Company will continue to pay you your full compensation in effect when the Notice of Termination giving rise to such dispute was given (including, but not limited to, your base salary) and will continue you as a participant in all other compensation, bonus, benefit and insurance plans in which you were participating when the Notice of Termination was given, until the dispute is finally resolved in accordance with this Subsection. Amounts paid under this Subsection are in addition to all other amounts due under this Agreement and shall not be offset against, or reduce, any other amount or benefit due under this Agreement.
6.Compensation upon Termination Following a Change in Control of the Company. Following a Change in Control of the Company, as defined in Subsection 2(a) hereof, upon termination of your employment, you shall be entitled to the following benefits:
(a)    If your employment shall be rightfully terminated by the Company for Cause, the Company shall pay you your full base salary through the Date of Termination, at the rate in effect at the time Notice of Termination is given, plus and the Company shall have no other or further obligations to you under this Agreement;
(b)    If your employment by the Company shall be terminated (y) by the Company other than for Cause or (z) by you for Good Reason, then you shall be entitled to all of the benefits provided below:
(i)    The Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are then irrevocably vested and to which you are then entitled under any compensation plan of the Company, at the time such payments are due under the terms of such plan;
(ii)    In lieu of any other or further salary payments to you for periods subsequent to the Date of Termination, the Company shall pay to you, as severance pay, a lump sum severance payment (the “Severance Payment”) equal to the Applicable Multiple (as defined below) times the average of your Annual Compensation (as defined below) which was payable to you by the Company or any corporation, trade or business that is under common control with the Company within the meaning of Section 414 of the Code.
For purposes of this Agreement, the following terms shall be defined as set forth below:
“Applicable Multiple” shall mean 2.50.

“Annual Compensation” shall mean, for any calendar year, the sum of (i) your annual base salary for that calendar year, as determined on the date of the Change in Control, annualized for the full calendar year, plus (ii) your Average Annual Bonus. Annual Compensation shall be determined without any reduction for any deferrals of such salary or such bonus under any deferred compensation plan (whether qualified or unqualified) and without any reduction for any salary reductions used to make contributions to any 401(k) plan or other group plan maintained by the Company or any of its affiliates.
“Average Annual Bonus” shall mean the greater of (A) the amount of cash bonus payable to you with respect to the calendar year in which the Change in Control occurs assuming such bonus is paid at the “Target” level of performance for such year, and (B) the average of the cash bonuses that were paid or payable to you with respect to the three calendar years immediately preceding the calendar year in which the Change in Control of the Company occurs (annualized if such payment was made with respect to a partial year). Such average shall be determined in accordance with proposed, temporary or final regulations promulgated under Section 280G(d) of the Code, or, in the absence of such regulations, if you were not employed by the Company or its affiliates during the entire three calendar years preceding the calendar year in which the Change in Control of the Company occurred, then such average shall be an average of your cash bonuses with respect to the complete calendar years (if any) and partial calendar year (if any) during which you were so employed by the Company or any of its affiliates; provided, however, that the amount for any such partial calendar year shall be an annualized amount based on the amount of the cash bonus paid or payable to you during such partial calendar year.
(iii)    The Company shall also pay to you all amounts of compensation or other awards payable or due to you in respect of any period preceding the Date of Termination under any incentive compensation plan of the Company (including, without limitation, any and all Option Plans) at any time maintained by the Company and under any and all agreements with you in connection therewith, in accordance with and subject to the terms of such plans and agreements, and shall make any other payments and take any other actions provided for in such plans and agreements in accordance with the terms thereof;
(iv)    The Company shall also pay to you all legal fees and expenses actually incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided under this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder); and
(v)    The payments provided for in paragraph (ii) above shall be made on your Severance Payment Date. The payments provided for in paragraph (iii) above shall be made on your Severance Payment Date to the extent consistent with the provisions of any plan or agreement described in (iii), and shall otherwise be made in accordance with such plan or agreement. The payments provided for in paragraph (iv) above shall be made on your Severance Payment Date to the extent such amount is known, and otherwise shall be made as such fees and expenses are incurred. Legal fees and expenses that are incurred in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder shall be made when such amounts are determined, but in any event by the end of the first calendar year following the calendar year in which the taxes that are the subject of such audit or proceeding are remitted to the Internal Revenue Service, or if as a result of such audit or proceeding no taxes are remitted, by the end of the calendar year following the calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the proceeding;
(c)    If your employment shall be terminated (y) by the Company other than for Cause or (z) by you for Good Reason, then the Company shall, for a period of twenty-four months following the Date of Termination, continue to provide life, disability, accident and health insurance benefits that are substantially identical to those you (and your dependents) were receiving immediately prior to the giving of the Notice of Termination; provided that if it is unable to continue to provide such benefits, then upon satisfactory substantiation of your prior payment of the cost of such substantially identical benefits as you obtain for yourself and your dependents, the Company shall reimburse you for the cost of such benefits. Notwithstanding anything in this Subsection 6(c) to the contrary, if the accident and health insurance benefits otherwise receivable by you pursuant to this Subsection 6(c) would be taxable to you as ordinary income under Section 105(b) of the Code by reason of being provided through a self-insured medical expense reimbursement plan that discriminates in favor of highly compensated individuals as to either eligibility or benefits, then the period for which the Company shall continue to provide such benefits shall be limited to the period of time during which you would be entitled, but for this Agreement, to continuation coverage under the federal law known as COBRA (Section 4980B of the Code). Benefits otherwise receivable by you pursuant to this Subsection 6(c) shall be reduced to the extent of comparable benefits actually received by you from another employer, and you shall promptly report any such comparable benefits so received by you from another employer;
(d)    You shall not be required to mitigate the amount of any payment or benefit provided for in this Section 6 by seeking or accepting other employment, or otherwise, nor shall the amount of any payment or benefit provided for in this Section 6 be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Company, or otherwise (except as expressly otherwise provided in this Section 6);
(e)    In addition to all other amounts payable to you under this Section 6, you shall be entitled to receive all benefits payable to you or credited to your account under and in accordance with the terms of any other benefit plan or compensation plan of the Company in which you are or have been a participant (whether or not then fully vested under the terms of such plan, or in the case of any plan that is intended to be qualified under Section 401(a) of the Code, to the extent vested under the terms of such plan), to the extent such benefits have not been previously paid or are not paid or expressly provided for under this Agreement.
If a Potential Change in Control of the Company shall have occurred, within five business days following your written request that the Company do so, the Company shall deposit with an escrow agent acceptable to you, pursuant to an escrow agreement between the Company and such escrow agent in form and substance acceptable to you, a sum of money or other property permitted by such escrow agreement sufficient, in the reasonable good faith estimate of the Company, to fund the payment to you of the amounts specified in Subsection 6(b), subject to any applicable adjustment under Section 7 of this Agreement. It is intended that any amounts so deposited in escrow pursuant to the preceding sentence be subject to the claims of the Company’s creditors, as set forth in the form of such escrow agreement.
7.Excess Parachute Payments. Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by you (including any payment or benefit received in connection with a Change in Control or the termination of your employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under this Section 7, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the Total Payments shall be reduced, in the order set forth below, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but only if (x) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (y) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which you would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).
(a)    The Total Payments shall be reduced by Company in its reasonable discretion in the following order: (A) reduction of any cash severance payments otherwise payable to you that are exempt from Section 409A of the Code; (B) reduction of any other cash payments or benefits otherwise payable to you that are exempt from Section 409A of the Code, but excluding any payments attributable to the acceleration of vesting or payments with respect to any stock option or other equity award with respect to Company’s common stock that are exempt from Section 409A of the Code; (C) reduction of any other payments or benefits otherwise payable to you on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to the acceleration of vesting and payments with respect to any stock option or other equity award with respect to Company’s common stock that are exempt from Section 409A of the Code; and (D) reduction of any payments attributable to the acceleration of vesting or payments with respect to any stock option or other equity award with respect to Company’s common stock that are exempt from Section 409A of the Code; provided, however, that no reduction of a payment or benefit of nonqualified deferred compensation that is subject to Section 409A of the Code shall be made to the extent that such reduction would result in any other payment or benefit being deemed a substitute (within the meaning of Section 1.409A-3(f) of the Treasury Regulations) for the forfeited amount by reason of such other payment or benefit having a different time or form of payment.
(b)    For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (A) no portion of the Total Payments the receipt or enjoyment of which you have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (B) no portion of the Total Payments shall be taken into account which, in the written opinion of independent accountants of nationally recognized standing (“Accounting Firm”) reasonably selected by Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Accounting Firm, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (C) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.
(c)    If applicable, you and Company will each provide the Accounting Firm access to and copies of any books, records and documents in their respective possession, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 7. The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section 7 will be borne by Company.
8.Successors; Binding Agreement.
(a)    The Company will require that any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement “Company” shall mean the Company as hereinabove defined and any successor to all or substantially all of its business and/or assets which assumes and agrees to perform this Agreement in writing, by operation of law, or otherwise.
(b)    This Agreement shall inure to the benefit of and be enforceable by you, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise expressly provided herein, shall be paid in accordance with the terms of this Agreement to your devisees, legatees or other designees or, if there is no such devisee, legatee or designee, to your estate.
9.Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the signature page of this Agreement, provided that all notices to the Company shall be directed to the Secretary of the Company, or to such other address as either party shall have designated to the other in writing in accordance herewith, except that any such notice of change of address shall be effective only upon receipt.
10.Miscellaneous. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing and signed by you and a duly authorized officer of the Company, other than yourself. No waiver by either party hereto at any time of any breach of, or noncompliance with, any particular provision of this Agreement by the other party hereto, or the existence of any particular condition or the occurrence of any particular event hereunder, shall be deemed or construed as a waiver of any other or further breach, noncompliance, condition or occurrence, whether similar or dissimilar and whether occurring or existing at the same or any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the substantive laws of the State of Texas, without regard for any provision of such law which might require the application of the laws of any other jurisdiction. All references herein to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Except as otherwise expressly provided herein, any payments provided for hereunder shall be paid net of applicable withholding taxes required under Federal, state or local law. The accrued obligations of the Company under this Agreement, if any, shall survive your subsequent death, Disability or retirement and shall survive the expiration of the term of this Agreement.
11.Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, all of which shall remain in full force and effect.

12.Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
13.Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by expedited arbitration in Dallas, Texas in accordance with the Commercial Arbitration rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court of competent jurisdiction; provided, however, that you shall be entitled to seek specific performance, in any court of competent jurisdiction, of your right to be paid your full base salary hereunder for all periods prior to the Date of Termination, and during the pendency of any dispute or controversy arising under or in connection with this Agreement.
14.Prior Agreements; Similar Provisions in Other Agreements. This Agreement, together with the Employment Agreement, amends, restates and supersedes in its entirety any prior change in control and severance agreements, as such prior agreements may have been previously amended and restated, entered into between you and the Company.
If this letter sets forth fully and accurately our agreement with respect to the subject matter hereof, please sign and date the enclosed copy of this letter and return the same to the Secretary of the Company, whereupon this letter shall constitute our mutually binding agreement with respect to the subject matter hereof.

[signatures on following page]

Very truly yours,

Company Address:

125 E. John Carpenter Frwy.    FELCOR LODGING TRUST INCORPORATED,
Suite 1600        acting individually and as the sole
Irving, Texas 75062         general partner of FelCor Lodging
Attention: Secretary        Limited Partnership

By:    _/s/ Jonathan H. Yellen___________________
Name:    Jonathan H. Yellen
Title:     Executive Vice President, General Counsel
and Secretary

Accepted and Agreed to as of _February 10_, 2017:

/s/ Steven R. Goldman
Steven R. Goldman
[address]